Exhibit 99.3
Mistras Group, Inc.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

On December 13, 2018, Mistras Group, Inc. ("Mistras" or "the Company") completed the acquisition (the "Acquisition") of all of the equity interests of Onstream Holdings, Inc. (“Onstream”), the 100% parent company of Onstream Pipeline Inspection Services Inc. Prior to the execution of the Acquisition Agreement, there were no material relationships between Mistras and Onstream or its shareholders.

The closing consideration for the acquired equity interests consisted of $188.9 million CAD ($143.1 million USD as of the acquisition date of December 13, 2018), exclusive of cash acquired or working capital adjustments yet to be finalized. The purchase price was comprised of cash borrowed from the Company's Fifth Amended and Restated Credit Agreement ("Credit Agreement") dated as of December 13, 2018. The Credit Agreement is incorporated by reference to our Current Report on Form 8-K filed on December 13, 2018.

Because the selected unaudited pro forma condensed combined financial information is based upon Onstream's operating results during the period when Onstream was not under the control, influence or management of Mistras, the information presented may not be indicative of the results for the year ended December 31, 2017 or the nine months ended September 30, 2018 that would have actually occurred had the transaction been completed on January 1, 2017, nor is it necessarily indicative of our future operating results of the combined entity.

Onstream historical financial statements were prepared in accordance with U.S. Generally Accepted Accounting Principles ("US GAAP") and presented in Canadian dollars. For purposes of preparing the unaudited pro forma condensed combined financial statements, Onstream's historical consolidated statement of operations for the year ended December 31, 2017 was translated from Canadian dollars ("CAD") into U.S. dollars ("USD") at an average rate for the period of 1.2980 CAD : 1.0 USD. Onstream's historical condensed consolidated statement of operations for the nine months ended September 30, 2018 was translated from CAD into USD at an average rate for the period of 1.2873 CAD : 1.0 USD, and Onstream's historical consolidated balance sheet as of September 30, 2018 was translated from CAD into USD at the closing rate on September 30, 2018 of 1.2902 CAD : 1.0 USD.

The unaudited pro forma condensed combined financial information is based on certain assumptions and adjustments described in the notes to such pro forma information, which are preliminary and have been made solely for the purposes of developing such pro forma statements. While some reclassifications of prior periods have been included in the unaudited pro forma combined financial statements, further reclassifications may be necessary.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, with Mistras treated as the acquiring entity. Accordingly, consideration paid by Mistras related to the acquisition of Onstream will be allocated to Onstream’s respective assets and liabilities, based on their estimated values as of the date of completion of their acquisition. The allocation is dependent upon certain valuations and other studies by Mistras management that have not been finalized. A final determination of the fair value of Onstream’s respective assets and liabilities will be based on the actual net tangible and intangible assets of Onstream that exist as of the date of completion of their acquisition. Accordingly, the pro forma purchase price adjustments are preliminary and subject to further adjustment as additional information becomes available upon completion of the determinations described above. Increases or decreases in the fair value of relevant balance sheet amounts will result in adjustments to the balance sheet and/or statements of operations. There can be no assurance that the final determination will not result in material changes from these preliminary amounts.

The unaudited pro forma condensed combined financial information should be read in conjunction with the audited historical consolidated financial statements and accompanying disclosures contained in Mistras' December 31, 2017 consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and the unaudited Quarterly Report on Form 10-Q as of and for the nine months ended September 30, 2018.

The unaudited pro forma condensed combined financial information should also be read in conjunction with the audited historical consolidated financial statements and accompanying disclosures contained in Onstream's December 31, 2017 consolidated financial statements as well as the unaudited historical financial statements and accompanying disclosures as of and for the nine months ended September 30, 2018 within this Form 8-K/A.

Mistras Group, Inc. and Subsidiaries Unaudited Condensed Combined Statement of Income For the Year Ended December 31, 2017 (in thousands, except per share data)

	Mistras	Onstream	Pro Forma		Pro Forma
	Historical	Historical	Adjustments		Combined

Revenue	$700,970	$26,851	$—		$727,821
Cost of revenue	492,238	8,193	—		500,431
Depreciation	21,020	—	—		21,020
Gross profit	187,712	18,658	—		206,370
Selling, general and administrative expenses	153,025	5,747	—		158,772
Impairment charges	15,810	—	—		15,810
Research and engineering	2,272	159	—		2,431
Depreciation and amortization	10,363	4,331	2,355	(f)	17,049
Acquisition-related expense (benefit), net	482	—	—		482
Litigation charges	1,600	—	—		1,600
Income (loss) from operations	4,160	8,421	(2,355)		10,226
Interest expense	4,386	2,343	4,094	(g)	10,823
(Loss) income before provision (benefit) for income taxes	(226)	6,078	(6,449)		(597)
Provision (benefit) for income taxes	1,942	1,523	(2,022)	(h)	1,443
Net (loss) income	(2,168)	4,555	(4,427)		(2,040)
Less: net income attributable to non-controlling interests, net of taxes	7	—	—		7
Net (loss) income attributable to Mistras Group, Inc.	$(2,175)	$4,555	$(4,427)		$(2,047)
Loss per common share:
Basic	$(0.08)	$—	$—		$(0.07)
Diluted	$(0.08)	$—	$—		$(0.07)
Weighted average common shares outstanding:
Basic	28,422	—	—		28,422
Diluted	28,422	—	—		28,422

Mistras Group, Inc. and Subsidiaries Unaudited Pro Forma Condensed Combined Balanced Sheet September 30, 2018 (in thousands)

	Mistras	Onstream	Pro Forma		Pro Forma
	Historical	Historical	Adjustments		Combined
ASSETS
Current Assets
Cash and cash equivalents	$17,073	$360	$—		$17,433
Accounts receivable, net	155,615	5,970	—		161,585
Inventories	11,133	—	—		11,133
Prepaid expenses and other current assets	15,613	177	—		15,790
Total current assets	199,434	6,507	—		205,941
Property, plant and equipment, net	86,410	6,294	1,797	(b)	94,501
Intangible assets, net	56,515	15,926	45,312	(b)	117,753
Goodwill	199,625	31,368	53,503	(a)	284,496
Deferred income taxes	1,534	—	—		1,534
Other assets	4,630	—	140	(c)	4,770
Total Assets	$548,148	$60,095	$100,752		$708,995

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$12,937	$2,244	$—		15,181
Accrued expenses and other current liabilities	73,425	—	—		73,425
Current portion of long-term debt	2,225	1,744	3,256	(d)	7,225
Current portion of capital lease obligations	5,085	—	—		5,085
Income taxes payable	1,536	90	—		1,626
Total current liabilities	95,208	4,078	3,256		102,542
Long-term debt, net of current portion	147,926	42,462	99,714	(d)	290,102
Obligations under capital leases, net of current portion	8,426	—	—		8,426
Deferred income taxes	11,827	884	12,001	(c)	24,712
Other long-term liabilities	6,482	415	—		6,897
Total Liabilities	269,869	47,839	114,971		432,679

Commitments and contingencies

Equity
Preferred stock	—	4,650	(4,650)	(e)	—
Common stock	284	—	—		284
Additional paid-in capital	226,054	412	(412)	(e)	226,054
Retained earnings	72,614	7,307	(9,270)	(e)	70,651
Accumulated other comprehensive loss	(20,856)	(113)	113	(e)	(20,856)
Total Mistras Group, Inc. stockholders’ equity	278,096	12,256	(14,219)		276,133
Non-controlling interests	183	—	—		183
Total Equity	278,279	12,256	(14,219)		276,316
Total Liabilities and Equity	$548,148	$60,095	$100,752		$708,995

Mistras Group, Inc. and Subsidiaries Unaudited Condensed Combined Statement of Income For the Nine Months Ended September 30, 2018 (in thousands, except per share data)

	Mistras	Onstream	Pro Forma		Pro Forma
	Historical	Historical	Adjustments		Combined

Revenue	$561,592	$22,114	$—		$583,706
Cost of revenue	389,131	7,754	—		396,885
Depreciation	16,902	—	—		16,902
Gross profit	155,559	14,360	—		169,919
Selling, general and administrative expenses	122,232	5,258	—		127,490
Pension withdrawal expense	5,886	—	—		5,886
Gain on sale of subsidiary	(2,384)	—	—		(2,384)
Research and engineering	2,414	125	—		2,539
Depreciation and amortization	8,834	3,091	1,965	(f)	13,890
Acquisition-related expense (benefit), net	(1,143)	—	—		(1,143)
Income (loss) from operations	19,720	5,886	(1,965)		23,641
Interest expense	5,581	2,041	2,827	(g)	10,449
Income (loss) before provision (benefit) for income taxes	14,139	3,845	(4,792)		13,192
Provision (benefit) for income taxes	6,229	955	(1,247)	(h)	5,937
Net income (loss)	7,910	2,890	(3,545)		7,255
Less: net income attributable to non-controlling interests, net of taxes	13	—	—		13
Net income (loss) attributable to Mistras Group, Inc.	$7,897	$2,890	$(3,545)		$7,242
Earnings (loss) per common share:
Basic	$0.28	$—	$—		$0.26
Diluted	$0.27	$—	$—		$0.25
Weighted average common shares outstanding:
Basic	28,360	—	—		28,360
Diluted	29,447	—	—		29,447

Mistras Group, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1. Basis of Presentation

The unaudited pro forma condensed combined financial statements of Mistras are based on the historical consolidated financial statements of Mistras and Onstream, and have been prepared to illustrate the effect of Mistras' acquisition of Onstream. The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with Accounting Standards Codification ("ASC") Topic 805. The unaudited pro forma condensed combined statements of operations is presented as though the acquisition occurred on January 1, 2017. The unaudited pro forma condensed combined balance sheet is presented as though the acquisition occurred on September 30, 2018.

2. Pro Forma Adjustments Related to the Acquisition

The following adjustments were applied to the historical consolidated financial statements of Mistras and Onstream to arrive at the unaudited pro forma condensed combined financial statements.

(a) - To record goodwill created by the acquisition. The total consideration transferred, and the allocation of the consideration transferred to recognized assets and liabilities are summarized as follows:

Fair value of the total consideration transferred is $143.1 million as of December 13, 2018, which is based on an exchange rate from Canadian dollars ("CAD") into U.S. dollars ("USD") of 1.3266 CAD : 1.0 USD.
Allocated to:

Preliminary allocation of purchase price	Amount (in thousands)
Current assets	$9,381
Property and equipment	7,868
Other assets	136
Goodwill	82,542
Technology	53,652
Customer Relationships	3,594
Tradenames	1,705
Non-compete agreements	607
Liabilities assumed, including deferred tax liabilities	(16,346)
Total	$143,139

(b) - To reflect the step-up in property, plant and equipment values to acquisition-date fair value based on appraisals performed and to record separately the acquisition-date fair value of identified intangibles.

(c) - To reflect estimated net deferred income tax liabilities and other income tax related items arising from the acquisition.

(d) - To reflect the fair value of the debt issued to finance the transaction.

(e) - To reflect the elimination of the shareholders' equity accounts of Onstream.

(f) - To reflect the increase in depreciation and amortization expense due to (1) the amortization of identifiable intangibles with a definitive life using the straight-line method over a weighted average useful life of 12.6 years, and (2) increase in depreciation resulting from the step-up of property, plant and equipment depreciated on a straight-line basis over their useful life of 5 years.

(g) - To reflect the increase in interest expense resulting from the issuance of debt to finance the consideration exchanged. The interest rate on the new debt of $143.1 million is assumed to be 4.4%, which is the interest rate as of December 31, 2018. A change in 1/8% in the interest rate would result in a annual change in interest expense and net income of $0.2 million.

(h) - To reflect the income tax effect of the increased interest and depreciation expense at an effective tax rate of 31% as of December 31, 2017 and 26% as of September 30, 2018.